Exhibit 4.53

Irrevocable Power of Attorney

I, Yanhong Li, citizen of the People’s Republic of China (the “ PRC”) with ID No.:                                         , is the shareholder holding 99.5% equity interests of Beijing Baidu Netcom Science Technology Co., Ltd. (the “Baidu Netcom”), hereby irrevocably appoint Hailong Xiang with the following powers and rights during the term of this Power of Attorney, with respect to my current and future equity interests in Baidu Netcom (“My Equity”):

I hereby appoint Hailong Xiang as my sole and exclusive agent, to exercise, on my behalf, all voting rights of shareholder in accordance with PRC laws and Baidu Netcom’s Articles of Association at the shareholders’ meetings of Baidu Netcom, including but not limited to the right to sell or transfer any or all of equity interests of Baidu Netcom held by me and to designate and appoint the general manager of Baidu Netcom as my authorized representative on the shareholders’ meeting of Baidu Netcom.

The authorization and appointment are conditioned on that Hailong Xiang is acting as an employee of Baidu Online Network Technology (Beijing) Co., Ltd (“Baidu Online”) and Baidu Online approves the authorization and appointment. Once Hailong Xiang loses his title or position in Baidu Online or Baidu Online notifies me to terminate the authorization and appointment, I will withdraw the authorization and appointment immediately and designate/authorize the other individual nominated by Baidu Online to exercise the full voting rights on my behalf at the shareholders’ meetings of Baidu Netcom.

Unless otherwise expressly provided herein, this Power of Attorney is irrevocable and continues to have effect as of the date hereof so long as I hold equity interests in Baidu Netcom.

Signature:	/s/ Yanhong li

Date: June 13, 2016

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